UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 15, 2016

Date of Report (date of earliest event reported)

Cutera, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3240 Bayshore Blvd.

Brisbane, California 94005

(Address of principal executive offices)

(415) 657-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.     Submission of Matters to a Vote of Security Holders.

Cutera, Inc. (the “Company” or “Cutera”) held its Annual Meeting of Stockholders on June 15, 2016 (the “Annual Meeting”). As of April 25, 2016, the record date of the Annual Meeting, 13,080,920 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. A total of 11,341,915 shares, or approximately 86.7%, of our common stock, constituting a quorum, were represented in person or by proxy at the Annual Meeting.

Cutera’s stockholders voted on three proposals at the Annual Meeting. The final results of the votes regarding each proposal are set forth below.

Proposal One – Election of Directors. The following nominees were elected as Class III directors to serve for three-year terms expiring at the 2019 Annual Meeting of Stockholders based on the following votes:

Nominees	Votes For	Votes Withheld	Broker Non-Votes
Mr. Gregory Barrett	9,179,136	280,622	1,882,157
Mr. J. Daniel Plants	9,162,671	297,087	1,882,157
Mr. Jerry P. Widman	9,178,028	281,730	1,882,157

Proposal Two –Ratification of BDO USA, LLP as our Independent Registered Public Accounting Firm. The proposal was approved and the results of the voting were as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
11,339,915	1,000	1,000	—

Proposal Three – Non-Binding Advisory Vote on the Compensation of our Named Executive Officers. The proposal was approved and the results of the voting were as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes
9,283,324	162,046	14,388	1,882,157

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cutera, Inc.

Date: June 15, 2016.	By:	/s/ Ronald J. Santilli
Ronald J. Santilli
Executive Vice President and Chief Financial Officer